Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-14397 and 333-143801 of The Procter & Gamble Company on Form S-8 of our report dated December 12, 2008, appearing in this Annual Report on Form 11-K of The Procter & Gamble Savings Plan for the year ended June 30, 2008.

/s/Deloitte & Touche LLP
Cincinnati, Ohio
December 12, 2008